UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2025

HCW Biologics Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40591	82-5024477
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2929 N. Commerce Parkway
Miramar, Florida		33025
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 954 842-2024

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	HCWB	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement.

As disclosed in the Form 8-K filed on March 19, 2025, HCW Biologics Inc. (the “Company”) and WY Biotech Co., Ltd. (“WY Biotech”) agreed on the principal terms for an amendment to the WY Biotech License Agreement, an exclusive worldwide license agreement with WY Biotech for the rights to develop and commercialize one of HCWB’s preclinical product candidates, HCW11-006, for in vivo applications (the “Agreement”). As required under the amended terms, the Company completed its performance obligation to deliver a technology transfer report including the characterization of the cell line on May 13, 2025. On May 29, 2025, WY Biotech notified the Company that it completed its due diligence to study this report and elected to continue with the Agreement. As a result, WY Biotech is financially obligated to the Company, as detailed in the Agreement, as amended, including the obligation to pay a $7.0 million in upfront licensing fee. The foregoing summary of certain terms of the Agreement and the referenced amendment does not purport to be complete.

Item 8.01 Other Events.

On June 4, 2025, the Company issued a press release announcing the WY Biotech acceptance and continuance of the Agreement. The full text of the press release issued in connection with the announcement is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press release dated June 4, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HCW BIOLOGICS INC.

Date:	June 4, 2025	By:	/s/ Hing C. Wong
Founder and Chief Executive Officer